LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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ACCELERATED          THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE.
DEATH                YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR
BENEFIT              BEFORE APPLYING FOR THIS BENEFIT
AGREEMENT

THE DEATH BENEFIT, ACCOUNT VALUE AND LOAN VALUE WILL BE REDUCED IF AN ACCELERATED DEATH BENEFIT IS PAID.


ACCELERATED DEATH BENEFIT
If, while this contract is in force, We receive proof, satisfactory to Us, that the Insured either:
(1) has a Terminal Condition; or
(2) is Chronically Ill;
We will pay a portion of the contract's Death Benefit to You as an Accelerated Death Benefit.

The balance of the Death Benefit is payable upon the Insured's Death. Only one Accelerated Death Benefit payment is payable under this contract.


DEFINITION OF TERMINAL CONDITION
Terminal Condition means a medical condition which is expected to result in the Insured's death within 24 months from the date of the medical certification submitted to Us in connection with the application for the Accelerated Death Benefit and from which there is no reasonable prospect of recovery. Such Terminal Condition must be certified by a physician who meets the definition of a physician under Section 101(g) of the Internal Revenue Code.


DEFINITION OF CHRONICALLY ILL
Chronically ill means any Insured who has been certified by a licensed health care practitioner within the last 12 months as:

(1) being unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or
(2) requiring substantial supervision to protect such individual from threats to health and safety due to severe cognitive impairment.

Such licensed health care practitioner must meet the definition of a licensed health care practitioner under Section 7702B(c) of the Internal Revenue Code.


ACTIVITIES OF DAILY LIVING
The activities of daily living prescribed in item (1) above are:

o eating
o toileting
o transferring
o bathing
o dressing
o continence


AMOUNT OF ACCELERATED DEATH BENEFIT
We first calculate the Benefit Base, which equals the Death Benefit as defined in the DEATH BENEFIT section of the contract (before subtracting any Indebtedness).

We then calculate the Maximum Available Accelerated Death Benefit by multiplying the Benefit Base by 90%.

You may elect all or a portion of this Maximum Available Accelerated Death Benefit. However, the amount elected may not be less than $10,000, nor greater than $250,000. Additionally, the Face Amount for the contract remaining in force must be no less than $10,000.

You will receive less than the amount You elect because We:

(1) discount the amount You receive because it is an early payment;
(2) deduct a processing fee not to exceed $100; and
(3) repay and reduce any Indebtedness by the percentage of Death Benefit accelerated.

In discounting the amount You elect, We will assume that the Death Benefit would have been paid 24 months after the date the Accelerated Death Benefit is paid. The discount rate will equal the greater of:

(1) the current yield on 90 day treasury bills; or
(2) the current maximum statutory adjustable contract loan interest rate based on the greater of: (a) Moody's Corporate Bond Yield Averages-Monthly Average Corporates-published by Moody's Investors Services, Inc., or any successor thereto for the calendar month ending two months before the date of application for an accelerated payment; and (b) the contract's Guaranteed Annual Interest Rate for the Fixed Account rate plus 1%.

No Withdrawal Charge will apply when You receive an Accelerated Death Benefit.


TERMINAL CONDITION OPTION
This option provides that the Accelerated Death Benefit will be paid to You in equal monthly installments for 12 months. For each $1,000 of Accelerated Death Benefit, each payment will be at least $84.65. This assumes an annual interest rate of 3.5%.

If the Insured dies before all the payments have been made, We will pay the Beneficiary in one sum. The one sum payment will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

If You do not want monthly payments, We will pay You the Accelerated Death Benefit in one sum if You ask Us to, using the process described in the Amount of Accelerated Death Benefit provision.


CHRONICALLY ILL PAYMENT OPTION
This option provides level monthly payments for the number of years shown in the table that follows. For each $1,000 of Accelerated Death Benefit, each payment will be at least the minimum amount shown in the table. The table uses an annual interest rate of 3.5%; We may use a higher rate.


ATTAINED             PAYMENT             MINIMUM MONTHLY
 AGE OF             PERIOD IN            PAYMENT FOR EACH
INSURED               YEARS            $1,000 OF DISCOUNTED
                                             BENEFIT
64 and under           10                      $9.83
65-67                   8                     $11.90
68-70                   7                     $13.38
71-73                   6                     $15.35
74-77                   5                     $18.12
78-81                   4                     $22.27
82-86                   3                     $29.19
87 and over             2                     $43.05

If the Insured dies before all the payments have been made, We will pay the beneficiary in one sum. The one sum We pay will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

If We agree, You may choose a longer payment period than that shown in the table; if You do, monthly payments will be reduced so that the present value of the payments is the same. We will use an interest rate of at least 3.5%.

We reserve the right to set a maximum monthly benefit that We will pay under this option. If We do so, it will be at least $5,000.

If You do not want monthly payments, We will pay You the Accelerated Death Benefit in one sum if You ask Us to. Such payment will be calculated as described in the Amount of Accelerated Death Benefit provision with the exception of the period over which the payment will be discounted. The lump sum payment will be discounted over a period not less than the Payment Period in Years section of this provision. If the Insured dies before the end of the discount period, We will recalculate the Accelerated Benefit based upon the number of years between the end of the discount period and the date of death. The Beneficiary will be paid the difference between this recalculated amount and the amount that was received, minus the processing fee.


EFFECT ON THIS CONTRACT
When We pay the Accelerated Death Benefit, We will calculate a percentage which equals:
(1) the amount You elect to receive (before any reductions); divided by
(2) the Benefit Base.

We will reduce by that percentage:
(1) the Face Amount;
(2) the Account Value; and
(3) any Indebtedness.

Any future Monthly Deductions, Cost of Insurance charges, or Withdrawal Charges will be based on the reduced amount of insurance.

Once We approve Your claim, We will send You new a Contract Information page with these changes. The subsequent payment of a Death Benefit of this contract will constitute full settlement of the obligations of this contract.


CONDITIONS
Your right to receive the Accelerated Death Benefit is subject to the following conditions:

(1) We must receive evidence, satisfactory to Us, of the Insured's eligibility for this Benefit. Evidence satisfactory to Us, may include, but is not limited to:

    o the records of the Insured's attending physician, including a prognosis of the Insured;
    o all pertinent facts concerning the Insured's health; and
    o a medical examination of the Insured conducted by a physician chosen by Us and at Our expense. If there is a difference of opinion as to the prognosis of the Insured, the opinion of a licensed physician, acceptable to both Us and the Insured, will control.

(2) You must choose the option in writing in a form that meets Our needs.
(3) If You have assigned all or a portion of this contract, you must also give Us a signed consent form from the assignee.
(4) All beneficiaries must consent in writing to the payment of the Accelerated Death Benefit on the date the Benefit is requested.
(5) You must send Us the contract.

EXCEPTIONS
This Benefit will not be paid if:

(1) the Insured is required by a governmental agency to claim this Benefit in order to apply for, receive, or continue a government benefit or entitlement;
(2) the Insured is required by law to use this Benefit to meet the claims of creditors, whether in bankruptcy or otherwise;
(3) all or part of the contract's Death Benefit must be paid to the Insured's children or spouse or former spouse as part of a divorce decree, separate maintenance or property settlement contract; or
(4) the Insured is married and lives in a community property state, unless the Insured's spouse has given Us signed written consent.


TERMINATION
This Agreement will terminate on the earliest of:
(1) the date the Accelerated Death Benefit is paid;
(2) the date any Monthly Deduction, Cost of Insurance Charge or premium due for the policy remains unpaid at the end of its Grace Period; or
(3) the date the policy is surrendered or terminates for any reason.


THIS AGREEMENT AND THE CONTRACT
This Agreement is made a part of Your contract if We have listed it on the Contract Information page.


EFFECTIVE DATE
This Agreement takes effect on the later of:

(1) the Date of Issue shown on Contract Information page of this contract, or
(2) the date, if any, shown here.

                                                             /s/ Edmund F. Kelly
                                                                 PRESIDENT